                                                                Exhibit (h)(3)

                             MASTERWORKS FUNDS INC.

                           SHAREHOLDER SERVICING PLAN


       Introduction:  It has been proposed that the above-captioned investment
       ------------
company (the "Company") reapprove a Shareholder Servicing Plan (the "Plan") with respect to the various classes of shares (each a "Class") of the portfolios of the Company (each, a "Fund") listed on Schedule 1 hereto, as such Schedule may be revised from time to time, under which the Company would pay certain financial institutions, securities dealers and other industry professionals (collectively, "Shareholder Servicing Agents") for providing services to Fund shareholders. The Plan is not to be adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act"), and the fee under the Plan is intended to be a "service fee" as defined in Rule 2830 of the NASD Rules of Fair Practice.

       The Company's Board, in considering whether the Company should implement a written plan, has requested and evaluated such information as it deemed necessary to an informed determination as to whether a written plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use Company assets for such purposes.

       In voting to approve the implementation of such a plan, the Board has concluded, in the exercise of its reasonable business judgment and in light of applicable fiduciary duties, that there is a reasonable likelihood that the plan set forth below will benefit the Company and its shareholders.

       The Plan:  The material aspects of this Plan are as follows:
       --------

       1. The Company is permitted to pay to one or more Shareholder Servicing Agents a maximum fee per class at the annual rate set forth opposite each Fund's name on Schedule 1 hereto, based upon the value of such Fund's average daily net assets, in respect of the provision of personal services to shareholders of such Fund and/or the maintenance of shareholder accounts. The Board shall determine the amounts to be paid to Shareholder Servicing Agents and the basis on which such payments will be made. Payments to a Shareholder Servicing Agent are subject to compliance by the Shareholder Servicing Agent with the terms of any related Plan agreement with the Company.

       2. For the purpose of determining the fees payable under this Plan, the value of the net assets of each Fund shall be computed in the manner specified in the Company's Restated Articles of Incorporation for the computation of the value of the Fund's net assets.

       3. The Board shall be provided, at least quarterly, with a written report of all amounts expended pursuant to this Plan. The report shall state the purpose for which the amounts were expended.

       4. This Plan will become effective immediately upon approval by a majority of the Board members, including a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

       5. This Plan shall continue for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically for successive annual periods, provided such continuance is approved at least annually in the manner provided in paragraph 4 hereof.

       6. This Plan may be amended at any time by the Board, provided that any material amendments of the terms of this Plan shall become effective only upon approval as provided in paragraph 4 hereof.

       7. This Plan is terminable without penalty at any time by vote of a majority of the Board members who are not "interested persons" (as defined in the Act) of the Company and have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan.

       8. The obligations hereunder and under any related Plan agreement shall only be binding upon the assets and property of the relevant Fund, as provided for in the Company's Articles of Incorporation and shall not be binding upon any Director, officer or shareholder of the Company or Fund individually.


Approved as amended October 28, 1998

                                   SCHEDULE 1
                                   ----------


       Fees are expressed as a percentage of the average daily net asset value of the particular class of the particular Fund beneficially owned by or attributable to such clients of the Servicing Agent.

                                                              Maximum
                                                               Annual
Fund and Share Classes                                        Fee Rate
------------------------------------------------------  --------------------
LifePath Income Fund
  Class I                                                              0.25%
  Class R                                                              0.25%
LifePath 2010 Fund
  Class I                                                              0.25%
  Class R                                                              0.25%
LifePath 2020 Fund
  Class I                                                              0.25%
  Class R                                                              0.25%
LifePath 2030 Fund
  Class I                                                              0.25%
  Class R                                                              0.25%
LifePath 2040 Fund
  Class I                                                              0.25%
  Class R                                                              0.25%


Approved as amended: October 28, 1998
Approved as amended: February 14, 2001

                    FORM OF SHAREHOLDER SERVICING AGREEMENT



MasterWorks Funds Inc.
111 Center Street
Little Rock, Arkansas 72201

Gentlemen:

       We wish to enter into this Shareholder Servicing Agreement with you concerning the provision of certain services to shareholders of each series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Fund"), of MasterWorks Funds Inc. (the "Company"). The terms and conditions of this Agreement are as follows:

       1. We agree to provide certain services to the shareholders of each Fund which services may include providing personal services relating to shareholder accounts, such as answering shareholder inquiries regarding the Fund and providing reports and other information, and providing services related to the maintenance of shareholder accounts.

       2. We will act solely as agent for, upon the order of, and for the account of, the shareholders for whom we are providing the services described herein.

       3. We will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in our business, or any personnel employed by us) as may be reasonably necessary or beneficial in order to provide such services contemplated hereunder.

       4. We will not nor will any of our officers, employees or agents make any representations concerning the Company or the Funds except those contained in the Funds' then-current prospectus and statement of additional information, copies of which will be supplied to us by the Company, or in such supplemental literature or advertising as may be authorized by the Company in writing.

       5. For all purposes of this Agreement, we will be deemed to be an independent contractor, and will have no authority to act as agent for the Company in any manner or in any respect. We agree and do release, indemnify and hold the Company harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by us or our officers, employees or agents regarding our responsibilities hereunder for the purchase, redemption, transfer, or registration of Fund shares by or on behalf of the holders of such shares. We and our employees, upon request, will be available during normal business hours to consult with the Company or its designees concerning the performance of our responsibilities under this Agreement.

       6. In consideration of the services and facilities provided by us hereunder, the Company agrees to pay us and we will accept as full payment therefor, a fee at the annual rate set forth opposite each Fund's name on
Schedule 1 hereto, based on the average daily net asset value of the outstanding Fund shares as to which we provide the services described herein, which fee will be computed daily and payable monthly. For purposes of determining the fees payable under this Section 6, the average daily net asset value of such outstanding shares will be computed in the manner specified in the Company's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the relevant Funds for purposes of purchases and redemptions. The Company, in its discretion and without notice, may suspend or withdraw the sale of Fund shares.

       7. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Agreement will provide to the Company's Board, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, we will furnish the Company or its designees with such information as a Fund or its designees may reasonably request (including, without limitation, periodic certifications confirming the provision of the services described herein), and will otherwise cooperate with the Company or its designees (including, without limitation, any auditors designated by the Company), in connection with the preparation of reports to the Company's Board concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law. We will promptly report to the Company any potential or existing conflicts with respect to the investments of our customers in the Funds.

       8. The Company may enter into some similar Shareholder Servicing Agreements with any other person or persons without our consent.

       9. We represent, warrant and agree that: (i) in no event will any of the services provided by us hereunder be primarily intended to result in the sale of any shares issued by the Company; (ii) the compensation payable to us hereunder, together with any other compensation payable to us by our clients in connection with the investment of their assets in Fund shares, will be disclosed by us to our clients, will be authorized by our clients and will not result in an excessive or unreasonable fee to us; and (iii) we will not engage in activities pursuant to this Agreement which constitute acting as a broker or dealer under state law.

       10. This Agreement will become effective on the date a fully executed copy of this Agreement is received by the Company or its designee and accepted and agreed to. Unless sooner terminated, this Agreement will continue until the first anniversary of its effective date and thereafter will continue automatically for successive annual periods ending on the anniversary of its effective date, provided such continuance is specifically approved at least annually by the Company in the manner described in Section 13.

       11. All notices and other communications will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

       12. This Agreement shall be construed in accordance with the internal laws of the State of California without giving effect to principles of conflict of interest.

       13. This Agreement is subject to annual approval by vote of a majority of (i) the Company's Board and (ii) the Directors who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Company or us, by vote cast in person at a meeting called for the purpose of voting such approval. This Agreement is terminable without penalty, on 10 days' notice, by the Company's Board, or, on not less than 90 days' notice, by us. This Agreement will terminate automatically in the event of its assignment (as defined in the Act).

       14. This contract has been executed on behalf of the Company by the undersigned officer of the Company in his capacity as an officer of the Company. The obligations of this contract shall only be binding upon the assets and property of the relevant Fund, as provided for in the Company's Articles of Incorporation, and shall not be binding upon any Director, officer or shareholder of the Company or Fund individually.

       If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

                              Very truly yours,


                              [SHAREHOLDER SERVICING AGENT]

                              By: __________________________________________

                              Name: ________________________________________

                              Title: _______________________________________


                              By: __________________________________________

                              Name: ________________________________________

                              Title: _______________________________________


                              Accepted and agreed to:

                              MASTERWORKS FUNDS INC.

                              By: __________________________________________

                              Name: ________________________________________

                              Title: _______________________________________


                              Dated: _______________________________________

                                   SCHEDULE 1
                                   ----------


                                                       Annual Fee as a
                                                    Percentage of Average
Name of Fund                                           Daily Net Assets
------------                                        ---------------------

[Funds]                                                     [_____%]